FOR IMMEDIATE RELEASE

Norfolk Southern reports fourth-quarter and full-year 2017 results

Achieves record 2017 operating ratio and earnings per share

NORFOLK, Va., Jan. 24, 2018 – Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter and 2017 financial results.

Net income for the quarter was $3,968 million and diluted earnings per share were $13.79. For the year, net income was $5,404 million and diluted earnings per share were $18.61. These results include effects of the enactment of the Tax Cuts and Jobs Act of 2017 (“tax reform”), which added $3,482 million to net income in both periods and increased diluted earnings per share by $12.10 for the quarter and $12.00 for the year.

Absent the effects of tax reform, fourth-quarter 2017 adjusted net income was $486 million, and adjusted diluted earnings per share of $1.69, compared with $416 million, and $1.42 per diluted share, during the same period of 2016. For the year, adjusted net income was $1,922 million versus $1,668 million in 2016. Adjusted diluted earnings per share were $6.61, an 18 percent increase over last year’s record diluted earnings per share of $5.62.

“Norfolk Southern is open for growth, and we are optimistic as we head into 2018 that the current economic environment will provide an opportunity for continuing growth,” said James A. Squires, Norfolk Southern chairman, president and CEO. “The hard work and dedication of our employees in executing our Strategic Plan are clearly evident as we continue to achieve record results and deliver on the commitments we made to our shareholders. We remain steadfast in our commitment to deliver on the goals in our Strategic Plan, of which positioning ourselves for growth is a key element. We are laser-focused on execution of our strategy and are confident that we can achieve our targets by 2020 or sooner.”

For 2017, Norfolk Southern invested over $1.7 billion in capital - reinvesting in the maintenance of its rail infrastructure and supporting economic growth. These investments range from sidings that better support network fluidity, to terminal expansions that accommodate volume growth, to roadway infrastructure that supports regional competitiveness. The recently-completed Portageville Bridge is one example; funded through a public-private partnership, it will support economic growth and jobs across New York’s Southern Tier region. Norfolk Southern also realized new business in 2017 from 75 industries it assisted in locating or expanding along its lines – representing a customer investment of over one billion dollars.

Looking forward in 2018 with respect to capital deployment, Norfolk Southern plans to invest $1.8 billion to maintain the safety of its rail network, enhance service, improve operational efficiency, and support growth. In addition, Norfolk Southern’s board of directors approved an 18 percent increase in its quarterly dividend on the company’s common stock, from $0.61 to $0.72 per share. The dividend is payable March 10, to shareholders of record on Feb. 2. Since its inception in 1982, Norfolk Southern has paid dividends on its common stock for 142 consecutive quarters.

Fourth-quarter summary

•
Railway operating revenues of $2.7 billion increased 7 percent compared with fourth-quarter 2016, as overall volumes were up 5 percent reflecting growth in all three major commodity categories of intermodal, coal and merchandise.

•
Railway operating expenses decreased $74 million, or 4 percent, to $1.7 billion compared with the same period last year. The effects of tax reform decreased railway operating expenses $151 million, more than offsetting increases resulting from increased incentive compensation, higher fuel prices and the 5% growth in volume, which were offset in part by efficiency gains and higher property sales.

•
Income from railway operations was $1,014 million. Excluding the $151 million benefit from tax reform, adjusted income from railway operations was $863 million, an increase of 13 percent year-over-year, and the adjusted railway operating ratio, or operating expenses as a percentage of revenues, was 67.7 percent, a 170 basis point improvement over prior year.

2017 summary

•	Railway operating revenues of $10.6 billion increased 7 percent compared with 2016, as overall volumes were up 5 percent reflecting growth in the major commodity categories of coal and intermodal.

•
Railway operating expenses of $7.0 billion increased $151 million, or 2 percent, compared with last year. Expenses related to higher diesel fuel prices, increased incentive compensation, higher inflationary costs and volume growth were offset in part by efficiency savings and the $151 million benefit from tax reform.

•
Income from railway operations was $3,586 million. Excluding the tax reform benefit, adjusted income from railway operations was $3,435 million, an increase of 12 percent over the prior year, and the adjusted railway operating ratio was 67.4 percent, a 150 basis point improvement over the prior year’s record.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Non-GAAP Financial Measures
This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

Reconciliation of Non-GAAP Financial Measures
Information included within this press release includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).
GAAP financial results are adjusted to exclude the effects of the Tax Cuts and Jobs Act ("tax reform"), signed into law on December 22, 2017. Specifically, the adjustments remove the effects of remeasurements of net deferred tax liabilities related to the reduction of the federal tax rate from 35% to 21%.
The Company uses these non-GAAP financial measures internally and believes this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the effects of tax reform.  While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

($ in millions except per share amounts)	Fourth Quarter 2017	Year-Ended December 31, 2017

Income from railway operations	$1,014)	$3,586)
Effect of tax reform	(151)	(151)
Adjusted income from railway operations	$863)	$3,435)

Operating ratio (%)	62.0)	66.0)
Effect of tax reform (%)	5.7)	1.4)
Adjusted operating ratio (%)	67.7)	67.4)

Net income	$3,968)	$5,404)
Effect of tax reform	(3,482)	(3,482)
Adjusted net income	$486)	$1,922)

Diluted earnings per share	$13.79)	$18.61)
Effect of tax reform	(12.100)	(12.000)
Adjusted diluted earnings per share	$1.69)	$6.61)

###